EXHIBIT 14.1

CAPITOL CITY BANK & TRUST COMPANY

CODE OF ETHICS POLICY

DRUG-ALCOHOL FREE WORKPLACE

Any employee reasonably suspected of using illegal drugs, possessing, selling or transferring illegal drugs or mishandling legal drugs or alcohol, or violating Capitol City Bank & Trust Company’s Drug-Free Workplace Policy at any time or place will be subject to disciplinary actions up to and including termination. Employees are required to become thoroughly familiar with the Drug-Free Workplace Policy available via your Employee Handbook or Human Resource Representative.

RECEIVING GIFTS

Staff members and their immediate families are not to solicit, accept or retain a personal benefit from any customer of the Company, any individual or organization doing or seeking to do business with the Company, or from any other individual or organization. In this context, a personal gratuity, favor, service, loan, legacy (except from a relative), fee or compensation or anything of monetary value. All such gifts are prohibited except:

•	Gifts of nominal value, such as received at holiday time.

•	Gifts received because of kinship, marriage, or social relationship entirely beyond and apart from any business relationship.

•	Normal business courtesies, such as a meal or golf game, involving no more than ordinary amenities.

•	Promotional materials that are generally available.

•	Travel or lodging which involves formal representation of Capitol City Bank & Trust Company.

•	Fees or other compensation received from an organization in which membership or an official position is held.

•	If you feel that acceptance of a permitted gift might make you feel obligated and therefore improperly influence the performance of your duties, do not accept it. Any personal benefit received, other than the exceptions noted, is to be reported to the President of the Company, who will transmit official written instruction to the recipient as to appropriate action in the matter.

Likewise, no individual representing Capitol City Bank or members of the immediate family may extend a gift to any customer or supplier that will not meet these same criteria.

Limits of Authority

No persons employed by Capitol City Bank may represent it in any transaction with any person, partnership, corporation, or organization in which they or members of their immediate family have a material management of financial interest. In all such situations one must disqualify him or herself from any decision to be made on the Bank’s part; or in the interest. Any material management interest means positions such as director, trustee, officer, partner, proprietor and all other management and ownership positions in a profit making or non-profit enterprise. All employees are required to promptly notify their immediate supervisor about material management and financial interests in organizations in which the Bank does business.

Improper Payments & Misappropriations

The use of funds or other resources of Capitol City Bank & Trust Company for any improper or illegal purpose is absolutely prohibited. Similarly, the use of personal or other funds or resources on behalf of Capitol City Bank and Trust Company for any improper or illegal purpose is absolutely prohibited. No bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual, organization, government, or other entity or representative for any reason whatsoever. An employee or representative of Capitol City Bank and Trust Company possessing knowledge of such illegal payments, or of any unrecorded funds or false entries maintained for the purpose of facilitating such payments, must report immediately to the President of the Corporation.

Anyone who embezzles, steals or willfully misappropriates any monies, funds, or anything of value of Capitol City Bank may be subject to fine, imprisonment, restitution payment, and other such actions conferred by law and company policy.

MONEY LAUNDERING

With a view to ensuring that the financial systems is not used as a channel for criminal funds, employees will make reasonable efforts to determine the true identity of all customers requesting Capitol City Bank services. Significant business transactions will not be conducted with customers who fail to provide evidence of their identity. Employees will conduct business in conformity with high ethical standards and will adhere to laws and regulations pertaining to financial transactions.

RECORDING OF ASSETS

No officer, employee, agent or other person shall create any unrecorded funds or make false entries in the books and records of Capitol City Bank & Trust Company.

•	Establish and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect all transactions concerning the assets of Capitol City Bank & Trust Company, including any dispositions and

•	Devise and maintain a system of internal accounting controls which are sufficient to provide reasonable assurance that:

•	Transactions are executed in accordance with the general or specific direction of an official of Capitol City Bank & Trust Company who is authorized to give such direction;

•	Transactions are recorded in a manner which will (a) permit preparation of financial statements in conformity with generally accepted accounting principals or other appropriate criteria applicable to such statements and (b) maintain accountability for the assets of Capitol City Bank & Trust Company;

•	A comparison is made at reasonable time intervals of recorded assets with existing assets, and appropriate action is promptly taken with respect to any differences.

CONFIDENTIAL INFORMATION

Personal Use:	Confidential information obtained as a result of employment with Capitol City Bank & Trust Company must not be used for the purpose of furthering any private interest or as a means of making any personal gain. Using information not yet generally available to others, in making personal investments is in violation of our standard.

Release:	Aside from routine credit and personal inquiries, information concerning a customer, stockholder or particular business transaction may be released to private persons, organizations, or government bodies that request it only with the consent of the individual or organization involved or upon receipt of legal process, such as subpoena or court order.

PERSONAL FINANCE

Investments:	Like other individuals, employees may make personal investments in corporate stocks, bonds, real estate, money market instructions, or other securities, including those issued by Capitol City Bank & Trust Company. In making such investments, however, one should be guided by awareness that such investments should not influence one’s judgment or action in the conduct of the Company’s business. Investments that qualify, as “material financial interests” should be reported promptly through an individual’s immediate supervisor.

Borrowing:	Employees may not borrow from or lend personal funds to customers or suppliers. Employees may borrow from banks or from other companies normally engaged in the business of lending, on terms offered to other customers under similar circumstances and without special concessions. Officers who borrow are subject to the limitations of Regulation O of the Federal Reserve Board.

PERSONAL FEES

No employee may accept personal fees or commissions in connection with any transactions on behalf of Capitol City Bank (unless specifically authorized by Capitol City Bank).

BUSINESS EXPENSES

All employees who are authorized to incur expenses are responsible for the accurate and timely reporting of such expenses. All expenditures must be ordinary and necessary to accomplish expected business purposes, include required approvals, and be in accordance with existing expense policies.

WORK CONFLICTS

A conflict of interest may exist when an employee, directly or indirectly, or one of the employees’ close relatives serves as a director, officer, employee, consultant or agent of an organization which is a competitor, or which has current or prospective business with Capitol City Bank as a supplier, customer or contractor. Employees will assure that such outside activities do not conflict with or impair their ability to perform their responsibilities for Capitol City Bank and do not adversely effect the integrity, goodwill or public perception of Capitol City Bank.

POLITICAL ACTIVITY

Neither Capitol City Bank & Trust Company, nor any officer, employee, agent, or other person acting on behalf of or seeking to assist Capitol City Bank & Trust Company shall make any payment or offer to pay, or authorize the payment or the offering of anything of value to any government official or any candidate for political office, or to any other person, while knowing or having reason to know that all or a portion of such payment or thing of value will be offered or given or promised, directly or indirectly, to any government official, any political party or official, or any candidate for political office for the purpose of:

Corruptly inducing such government official, political party, party official, or candidate to use his or its influence with the government or any instrumentality to affect or influence any act or decision of such government or instrumentality.

VIOLATION OF THE STANDARD OF CONDUCT

Discovery of questionable, fraudulent or illegal activities or transactions in violation of company policy should be reported to the head of the department and President of the Company. Any such instances identified with persons at a senior level should be reported to the President.

•	All senior officers and department managers of the Company are responsible for the monitoring and enforcement of this policy statement within their specific areas of supervisory responsibility.

•	All information submitted pursuant to these rules will be regarded as confidential and treated accordingly.

•	Violation of any of these standards of conduct is grounds for disciplinary action from reprimand to dismissal. Such activity is in addition to any criminal or civil liability that might result under applicable laws.

Capitol City Bank & Trust Company

Employee’s Acknowledgment

Statement of Business Practices & Code of Ethics Policy

I have read and understand the Capitol City Bank and Trust Company Statement of Business Practices and Code of Ethics Policy. Within its meaning, express or implied, I am not and have not been aware of any circumstance or activity of a personal or family nature involving me or any other employee, which would conflict with the Statement of Business Practices nor the Code of Ethics Statement, except as indicated below (in the area designated “Circumstances of Activity”).

Circumstances of Activity:

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